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                                                             Exhibit (h)(3)(a)

                          ADMINISTRATIVE SERVICES PLAN
                        Nationwide Separate Account Trust
                                    Exhibit A
                        (amended as of December 27, 2000)



              FUND
              ----

Total Return Fund
Capital Appreciation Fund
Government Bond
Money Market Fund
Nationwide Small Company Fund
J.P. Morgan NSAT Balanced Fund (formerly `Nationwide Balanced Fund')
Federated NSAT Equity Income Fund (formerly `Nationwide Equity Income Fund') Nationwide Global 50 Fund (formerly `Nationwide Global Equity Fund')
Federated NSAT High Income Bond Fund (formerly `Nationwide High Income Bond
  Fund')
MAS NSAT Multi Sector Bond Fund (formerly `Nationwide Multi Sector Bond Fund') Nationwide Small Cap Value Fund
Dreyfus NSAT Mid Cap Index Fund (formerly `Nationwide Mid Cap Index Fund') Nationwide Small Cap Growth Fund (formerly `Nationwide Select Advisers Small
  Cap Growth Fund')
Nationwide Strategic Value Fund
Strong NSAT Mid Cap Growth Fund (formerly `Nationwide Strategic Growth Fund') Nationwide Income Fund
Turner NSAT Growth Focus Fund (formerly `Nationwide Growth Focus Fund II') Gartmore NSAT Millennium Growth Fund (formerly `Nationwide Quest Fund II') Gartmore Global Technology and Communications Fund (formerly `Nationwide Global
   Technology and Communications Fund II')
Nationwide Global Life Sciences Fund II
Gartmore NSAT Emerging Markets Fund
Gartmore NSAT International Growth Fund
Gartmore NSAT Global Leaders Fund
Gartmore NSAT European Growth Fund
Gartmore NSAT Global Small Companies Fund
Gartmore NSAT OTC Fund

Each Fund shall pay amounts not exceeding on an annual basis a maximum amount of 25 basis points (0.25%) of the average daily net assets of the Shares of the Funds.